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                                                                   Exhibit 14.01

ONESOURCE INFORMATION SERVICES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

A MESSAGE FROM THE BOARD

         At OneSource Information Services, Inc. and its subsidiaries ("OneSource"), we believe that conducting business ethically is critical to our long-term success. Ethics, integrity, and honesty are the foundations upon which we build our reputation and our competitive excellence.

         We expect every director, officer, and employee to practice the highest standards of conduct in every business relationship - within OneSource and with our customers, business partners, and competitors.

         It is important that each officer, director and employee of OneSource clearly understands and abides by OneSource's commitment to ethics, integrity, and honesty. We must comply with applicable laws, rules and regulations in all aspects of our operations. Our steadfast commitment to the highest professional standards is essential to our continued success.

         To that end, the Board of Directors of OneSource has adopted this Code of Business Conduct and Ethics.

INTRODUCTION

         This Code of Business Conduct and Ethics ("Code") applies to all directors, officers, and employees of OneSource. OneSource has issued this Code to deter wrongdoing and to promote:

         o honest and ethical conduct by everyone associated with OneSource, including the ethical handling of actual or apparent conflicts of interest;

         o full, fair, accurate, timely, and understandable disclosure in reports and documents that OneSource submits to the United States Securities and Exchange Commission ("SEC") and in OneSource's other public communications;

         o compliance with applicable governmental laws, rules, and regulations;

         o the prompt internal reporting of any violations of this Code to the appropriate person at OneSource; and

         o        accountability for adherence to this Code.

         The effectiveness of this Code depends in part on the cooperation of all directors, officers, and employees in promptly disclosing to the designated persons within OneSource any conduct believed to violate the standards described in this Code. OneSource has established procedures to ensure that you may report any suspected violations anonymously. OneSource expressly prohibits retaliation of any kind against anyone who in good faith reports suspected misconduct.

         OneSource seeks to foster a culture of compliance with applicable laws, rules, and regulations and the highest standards of business conduct. Everyone at OneSource will promote this culture of compliance. Suspected violations of this Code or applicable laws, rules, or regulations must be reported, and OneSource will take appropriate steps to investigate them internally. Violators will be subject to discipline, as deemed appropriate by OneSource in its sole discretion, which may include, alone or in combination, a warning or letter of reprimand; demotion; loss of merit increase, bonus, or stock options; suspension without pay; or termination of employment.

         This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. This Code creates no contractual rights. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your supervisor or department head; OneSource's Director of Human Resources; or inside or outside legal counsel.



STANDARDS OF CONDUCT

         CONFLICTS OF INTEREST

         You must ensure that any financial, business, or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to OneSource. A "conflict of interest" may occur when your private interest in any way interferes - or even appears to interfere - with the interests of OneSource. A conflict of interest can arise when a person has interests



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that may impair the objective performance of his or her duties to OneSource. A conflict of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position at OneSource.

         You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in OneSource's best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

            o any OneSource loan to any employee, officer, or director, or OneSource guarantee of any personal obligation;

            o employment by or acting independently as a consultant, board member, or otherwise operate an outside business for a OneSource competitor, customer, or supplier;

            o directing OneSource business to any entity in which an employee or close family member has a substantial interest;

            o owning, or owning a substantial interest in, any OneSource competitor, customer, or supplier;

            o using OneSource assets, intellectual property, or other resources for personal gain; and

            o accepting anything of more than nominal value - such as gifts, discounts, or compensation - from an individual or entity that does or seeks to do business with OneSource.

         Directors and officers will disclose any actual or apparent conflict of interest situation to OneSource's Director of Human Resources and to the Audit Committee. Employees who are not officers will disclose all such situations of which they are aware to an appropriate supervisor or department head, or to OneSource's Director of Human Resources. All supervisors and department heads who receive such reports must forward them promptly to OneSource's Director of Human Resources.

         OneSource directors must obtain approval from the Board of Directors before accepting any position as an officer or director of any outside business concern or entity that has a business relationship with OneSource, or that now is or foreseeably is expected to become a competitor of OneSource.

         OneSource officers and employees must obtain necessary approvals before accepting (i) any position as an officer or director of an outside business concern, or (ii) any position as an officer or director with a not-for-profit entity if there is or may be a OneSource business relationship with the entity or an expectation of financial or other support from OneSource. OneSource officers must obtain such approvals from the Audit Committee; other employees must obtain such approvals from OneSource's Director of Human Resources.

         Directors, officers, and employees who have obtained such approvals must promptly notify the appropriate person(s) specified above in the event of any change in the nature of such business concern's or entity's relationship with OneSource or if such concern or entity later becomes a competitor of OneSource.

         You owe a duty to OneSource to advance its legitimate interests. Thus you may not: (i) take for yourself corporate opportunities that are discovered through the use of OneSource property, information or position, without first offering such opportunities to OneSource; (ii) use corporate property, information, or position for personal gain; or (iii) compete with OneSource.

         OneSource directors and officers must adhere to their fundamental duties of good faith, due care, and loyalty owed to all shareholders, and to act at all times with OneSource's and its shareholders' best interests in mind.

         CONFIDENTIALITY

         You must maintain the confidentiality of sensitive business, technical, or other information entrusted to you by OneSource, its customers, or business partners, except when disclosure is authorized by OneSource or legally mandated. Confidential information includes: (1) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (2) technical or scientific information relating to product and technology plans,
(3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) customer lists, and (7) other non-public information that might be of use to competitors or harmful to OneSource, its customers, business partners, or other third parties if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with OneSource and continues even after your employment with OneSource ends.



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         FAIR DEALING

         OneSource is dedicated to maintaining a work environment that fosters mutual respect, openness, and individual integrity. You must act fairly, honestly, and in good faith in any dealings on behalf of OneSource with any of its customers, suppliers, competitors, employees, and all others. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         PROTECTION AND PROPER USE OF ONESOURCE ASSETS

         You must protect and seek to ensure the efficient use of OneSource assets. You should protect against the improper disclosure, theft, or misuse of OneSource's intellectual and physical property.

         OneSource assets should be used only for OneSource's legitimate business purposes. The content of OneSource's electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and OneSource can access and monitor it at any time without notice.

         COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

         OneSource is committed to compliance with applicable laws, rules, and regulations. OneSource also maintains separate, detailed policies regarding such matters as insider trading, fair employment practices, and sexual harassment that can be obtained through OneSource's Director of Human Resources.

         Each and every director, officer, and employee must comply with the law. Questions or concerns about compliance issues should be raised by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

         FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURES

         OneSource strives to ensure that all business records and financial reports are accurate, complete, honest, objective, relevant, timely, and understandable. OneSource is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the accuracy of publicly disseminated information. To that end, OneSource maintains internal controls and procedures designed to provide reasonable assurance of the safeguarding and proper management of OneSource's assets; the reliability of its financial reporting in compliance with generally accepted accounting principles; and compliance with applicable laws and regulations. OneSource is committed to maintaining disclosure controls and procedures designed to ensure that financial and non-financial information is collected, analyzed, and timely reported in full compliance with applicable law.

         If you obtain information causing you to believe that OneSource's books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter directly by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

REPORTING AND ENFORCEMENT MECHANISMS

         Among your most important responsibilities at OneSource are the obligations to: (1) comply with this Code and all applicable laws, rules, and regulations, and (2) report any situation or conduct you believe may constitute a possible violation of this Code or the law.

         If you should learn of a potential or suspected violation of this Code, you have an obligation to report the relevant information to one of the person(s) listed below. You may address questions about ethics issues and raise any concerns about a possible violation of this Code or applicable law to:

            o   a supervisor or department head,

            o   OneSource's Director of Human Resources,

            o   inside or outside legal counsel,

            o   the Human Resources Department, and/or

            o   the OneSource confidential/anonymous reporting system.



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         Frequently, a supervisor or department head will be in the best position to resolve the issue quickly, and you are encouraged to talk with a supervisor or department head about observed illegal or unethical behavior and when in doubt about the most prudent course of action in a particular situation. However, you may also raise any question or concern with the other person listed above. You may do so orally or in writing and, if preferred, anonymously.

         If the issue or concern relates to accounting, internal accounting controls, or auditing matters of OneSource, you may report it to OneSource's VP, Contracting & Legal Services or anonymously to the Audit Committee, pursuant to procedures established by the Audit Committee.

POLICY AGAINST RETALIATION

         OneSource will not tolerate retaliation in any form against any person who in good faith reports suspected violations of this Code or any laws, rules or regulations, voices other ethical concerns, or who is involved on OneSource's behalf in investigating or helping to resolve any such issue. Anyone found to have retaliated against another employee for any such conduct may be subject to discipline, including immediate termination. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to a supervisor or department head, OneSource's Director of Human Resources, inside or outside legal counsel, the Human Resources Department, and/or the OneSource confidential/anonymous reporting system.

   PENALTIES FOR VIOLATIONS

         OneSource is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates this Code is subject to disciplinary action, which may include, alone or in combination, a warning or letter of reprimand; demotion; loss of merit increase, bonus, or stock options; suspension without pay; or termination of employment. OneSource will promptly investigate reports of suspected violations. OneSource will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

WAIVER/AMENDMENTS

    Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors, or a Committee of the Board of Directors designated for this purpose, for its consideration.

     The Board of Directors will promptly disclose all substantive amendments to this Code as well as all waivers of this Code granted to directors or officers, including the reasons for such waivers, to investors by means of a filing with the SEC within four business days of the grant thereof (or such other period of time as may be required under applicable rules and regulations).


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RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

         I have received a copy of OneSource's Code of Business Conduct and Ethics ("Code"), and acknowledge I have read and understand its contents. I understand my obligation to comply with this Code and with the law, and my obligation to report to appropriate personnel within OneSource any and all suspected violations of this Code or of applicable laws, rules, or regulations. I understand that OneSource expressly prohibits any director, officer, or employee from retaliating against any other such person for reporting suspected violations of this Code or of any laws, rules or regulations. I am familiar with all the resources that are available if I have questions about specific conduct, OneSource policies, or applicable laws, rules, or regulations.

         I understand that nothing contained in this Code may be construed as creating a promise of future benefits or a binding contract with OneSource for benefits or for any other purpose.




Printed Name:
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Signature:
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Position:
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Date:
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Please sign and date this receipt and return it to OneSource's Director of
Human Resources.